SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) Sept. 4, 2009

Commission File Number	Exact Name of Registrant as Specified in its Charter; State of Incorporation; Address of Principal Executive Offices; and Telephone Number	IRS Employer Identification Number
001-3034	XCEL ENERGY	41-0448030
(a Minnesota corporation)
414 Nicollet Mall
Minneapolis, Minnesota 55401
(612) 330-5500

001-3280	PUBLIC SERVICE COMPANY OF COLORADO	84-0296600
(a Colorado corporation)
1225 17th Street
Denver, Colorado 80202
(303) 571-7511

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.              Other Events.

On May 1, 2009, Public Service Company of Colorado (PSCo) a Colorado Corporation and a wholly owned subsidiary of Xcel Energy Inc., filed with the Colorado Public Utilities Commission (CPUC) a request for a Colorado retail electric general rate increase effective in 2010.  The filing requested an overall increase in annual revenues of approximately $180.2 million.

The rate filing is based on a 2010 Forward Test Year (FTY), which in turn is based on the Company’s 2010 calendar year budget and includes a requested rate of return on equity (ROE) of 11.25 percent, an electric net rate base of approximately $4.41 billion allocated to the Colorado electric retail jurisdiction, and an equity ratio of 58.05 percent

PSCo’s rate request also proposes to shift also would shift all or a portion of the costs currently being recovered through the Air Quality Improvement Rider and the Demand-Side Management Cost Adjustment into base rates. While this shift would add $108.1 million to base rates in addition to the $180.2 million annual revenue increase sought by PSCo, it would correspondingly removed $108.1 million from these riders, and result in no net increase or decrease on customer bills.

On Sept. 4, 2009, the following intevenors filed answer testimony:  CPUC staff, the Colorado Office of Consumer Counsel (OCC), Colorado Energy Consumers (CEC), CF&I Steel, LP d/b/a Rocky Mountain Steel Mills and Climax Molybdenum Company, Energy Outreach Colorado, WalMart Stores Inc. and Sam’s West, Inc., Copper Mountain, Interwest Energy, ArapaHope Community Team, and pro se intervenors, Glustrom, Pomerance, Eells and Bardwell.

•                          The CPUC staff recommended an increase of approximately $46 million based on an adjusted 2008 Historic Test Year (HTY) and a 9.84 percent ROE.  The CPUC staff recommended adjustments to the 2008 HTY were the costs associated with a full year of 2010 expenses for the Comanche 3 project and Fort St. Vrain (FSV) 5 and 6. The main CPUC staff adjustments are related to ROE, elimination of costs associated with PSCo’s annual incentive compensation plan and deferral of recovery of dismantling costs associated with retiring plants until those costs are known.  CPUC staff also recommended elimination of sharing for asset based energy sales (referred to as gen book sales).

•                          The OCC recommended an increase of approximately $68.6 million based on an adjusted 2008 HTY and a 9.75 percent ROE.  The OCC recommended adjustments to the 2008 HTY were the costs associated with a full year of 2010 expenses for the Comanche 3 project (including related pollution control and transmission upgrades) and FSV 5 and 6. The main OCC adjustments are related to ROE, a lower equity ratio of 53 percent, a cash working capital cost reduction and additional revenue associated with unbilled revenue, elimination of incentive pay, lower pension and benefit costs, and no recovery of future Innovative Clean Technology (ICT) expense.  The OCC recommended an increase of $84 million if a Forecast Test Year (FTY) is accepted.  The OCC recommended that generation book margins be shared 95 percent to customers and 5 percent to shareholders and the inverse sharing for non-asset based or proprietary margins.

•                          CEC recommended the use of an adjusted 2008 HTY adjusted for major plant investments for the Comanche 3 project and FSV5 and 6; an ROE of 10.0 percent; resulting in an increase of $95.4 million, which should be reduced to reflect any appropriate adjustments recommended by other intervenors.

•                          Climax/CF&I recommended the use of an adjusted 2008 HTY adjusted for major plant investments for the Comanche 3 project and FSV5 and 6; and an adjustment for 2008 bonus depreciation, resulting in an increase of $98.4 million, which should be reduced to reflect any appropriate adjustments recommended by other intervenors.

•                          Energy Outreach Colorado filed testimony seeking continuation of the current arrangement regarding late payment fees.

Most parties recommended the use of a 2008 HTY adjusted for the costs associated with a full year of 2010 expenses for the Comanche 3 related projects and FSV 5 and 6.  In the proceedings in this rate case, PSCo has calculated the revenue requirement for a 2008 HTY with these adjustments to be approximately $147 million.  The 2008 HTY revenue requirement before adjustments for the Comanche 3 related projects and FSV 5 and 6 is approximately $14.4 million.

A final decision on Phase 1 is expected in Dec. 2009.  Therefore, PSCo will likely be authorized to file a new general rate schedule adjustment placing into effect the new base rates approved in this proceeding effective on Jan 1, 2010.

The following procedural schedule has been established:

•                          PSCo rebuttal testimony and Cross Answer Testimony on Oct. 13, 2009

•                          Phase 1 hearings Oct. 26-Nov. 6, 2009

•                          Phase 2 Answer Testimony on Oct. 2, 2009

•                          Phase 2 Hearings Jan. 11 — Jan. 21, 2010

Except for the historical statements contained in this 8-K, the matters discussed herein, including the expected impact of rate cases and intervenor testimony, are forward-looking statements that are subject to certain risks, uncertainties and assumptions.  Such forward-looking statements may be identified in this document by the words “would,” “believe,” “estimate,” “expect,” “likely,” “may,” “possible,” “potential,” “should” and similar expressions.  Actual results may vary materially.  Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them to reflect changes that occur after that date. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit and its impact on capital expenditures and the ability of Xcel Energy and its subsidiaries to obtain financing on favorable terms; business conditions in the energy industry; actions of credit rating agencies; competitive factors, including the extent and timing of the entry of additional competition in the markets served by Xcel Energy and its subsidiaries; unusual weather; effects of geopolitical events, including war and acts of terrorism; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rates or have an impact on asset operation or ownership; structures that affect the speed and degree to which competition enters the electric and natural gas markets; costs and other effects of legal and administrative proceedings, settlements, investigations and claims; actions of accounting regulatory bodies; and the other risk factors listed from time to time by Xcel Energy and PSCo in reports filed with the Securities and Exchange Commission (SEC), including Risk Factors in Item 1A and Exhibit 99.01 of each of Xcel Energy’s and PSCo’s Annual Report on Form 10-K for the year ended Dec. 31, 2008 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sept. 9, 2009	Xcel Energy Inc. (a Minnesota corporation)
Public Service Company of Colorado (a Colorado corporation)

/s/ DAVID M. SPARBY
David M. Sparby
Vice President and Chief Financial Officer